Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Peter Holt)

This Amended and Restated Agreement is entered into as of January 1, 2017 (the “Effective Date”) by The Joint Corp., a Delaware corporation (the “Joint”), and Peter Holt (“Executive”).

Background

The Joint desires to retain Executive’s services as its President and Chief Executive Officer, and Executive desires to provide those services to the Joint, on the terms of this Agreement.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.       Definitions. Certain capitalized terms used in this Agreement are defined in the attached Exhibit 1.

2.       Employment. The Joint shall employ Executive on a full-time basis as its President and Chief Executive Officer, with such management duties and responsibilities as set forth in the Joint’s bylaws and as from time to time assigned by its Board of Directors, plus those initial objectives and responsibilities contained in the attached Exhibit 2, which are incorporated herein by this reference and shall be of a nature commensurate with Executive’s title. Executive shall work in the Joint’s Scottsdale, Arizona office, and will report to the Joint’s Board of Directors.

3.       Term. The term of this Agreement shall begin on the Effective Date and end on December 31, 2018 (the “Term”). Notwithstanding the foregoing, this Agreement may be terminated at any time as provided in Paragraph 11 of this Agreement. Not less than 60 days before the expiration of the Term, the Joint and Executive will enter into good faith negotiations regarding the extension or renewal of the term.

4.       Base Salary, Bonus Opportunity, Additional Compensation and Expenses.

(a)       The Joint shall pay Executive a base salary for Executive’s services at the rate of $375,000.00 per year, with retroactive effect to August 9, 2016, in accordance with the Joint’s normal biweekly payroll practices. Salary payments to Executive shall be reduced for payroll deductions required by law or authorized by Executive. Executive’s annual base salary shall be subject to adjustment based on performance review in accordance with the Joint’s normal policies and procedures.

(b)       During the Term Executive shall be eligible to receive an annual cash bonus of 50% of Executive’s then-current base salary depending on the Joint’s attainment of its corporate performance goals as established by the Joint’s Board of Directors and Executive’s achievement of mutually agreed-on individual performance goals (provided that, for calendar year 2016 only, this bonus shall be based on the discretion of the Company’s Compensation Committee). This bonus shall be prorated for service during calendar year 2016, provided, however, that if Executive remains employed by the Joint through December 31, 2016, Executive shall receive a minimum bonus for service during 2016 in the amount $46,875. Bonus payments shall be determined after the completion of the Joint’s annual audit on or before March 15 of each year. The Joint shall pay any bonus payable to Executive on the earlier of (i) 45 days after the amount is determined by the Joint after the close of the year for which the bonus is earned, or (ii) the last day on which the bonus may be paid such that it is deductible for tax purposes in the fiscal year in which it was accrued.

(c)       The Joint shall reimburse Executive in accordance with the Joint’s policies and procedures for reasonable travel and related expenses incurred in connection with Executive’s performance of his duties pursuant to this Agreement.

5.       Stock Options and Stock Incentives. Executive shall be eligible to participate in any stock option plan that the Joint may adopt, pursuant to which, in the discretion of the Joint’s Board of Directors (or of the committee of the Board administering the plan for executive officers and senior management), Executive may be granted (i) options to purchase shares of the Joint common stock, (ii) restricted stock or (iii) restricted stock units to be settled in shares of the Joint common stock or cash, or a combination of the two. The parties anticipate that (i) the exercise price of any option granted to Executive would be the closing price of the Joint’s common stock on the date of the option grant (the “grant date”) and that (ii) the option would vest over four years, with 25% of the option shares vesting on each of the first four anniversaries of the grant date. The parties anticipate that any award of restricted stock or restricted stock units to Executive would vest in a similar manner.

6.       Employee Benefits and Relocation/Transition Assistance.

(a)       Executive shall be entitled to participate in all health care plans and other employee benefits, including but not limited to a 401(k) plan that the Joint may provide to its employees generally (or to its executive officers and senior management) from time to time, in accordance with the terms of participation of the plans and policies under which those benefits are provided. Executive shall be entitled to four weeks of vacation annually. Upon the termination of Executive’s employment, he shall be entitled to receive the cash value of any unused vacation and sick leave.

(b)       The Joint will pay for the Executive’s accommodation at an amount deemed reasonable by the Joint for the period ending no later than March 31, 2017. In addition, the Joint will reimburse Executive for the reasonable cost of moving property to establish a temporary residence in Scottsdale upon submission of reasonable documentation of such costs, up to an aggregate limit of $10,000. In the event that Executive moves his permanent personal residence to Arizona, then he will receive an additional allowance as reasonably agreed by Executive and the Joint to facilitate the movement of his personal items, subject to Executive’s duty to provide cost estimates from relocation vendors in advance and appropriate documentation of payment.

7.       Confidentiality Covenant.

(a)       During Executive’s employment by the Joint and continuing indefinitely following the termination of Executive’s employment, regardless of the reason for or circumstances of Executive’s termination, Executive shall treat all Confidential Information as secret and confidential (Executive’s “Confidentiality Covenant”).

(b)       Executive shall not under any circumstances directly or indirectly (i) disclose any Confidential Information to a third party (except as required in the normal course of Executive’s duties or by a court order or as expressly authorized by the Joint’s Board of Directors) or (ii) use any Confidential Information for Executive’s own account.

(c)       All correspondence, files, records, documents, memoranda, reports and other items in whatever form or medium containing or reflecting Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the Joint’s exclusive property. Upon the termination of Executive’s employment, or at any other time that the Joint requests, Executive shall promptly turn over to the Joint all written or tangible Confidential Information that may be in Executive’s possession or control (including all copies and summaries and notes derived from Confidential Information).

8.       Nonsolicitation and Noncompetition Covenant.

(a)       Regardless of the reason for or circumstances of Executive’s termination, for a period of 24 months beginning on the date of termination of Executive’s employment (the “Covenant Period”), Executive shall not directly or indirectly do any of the following (Executive’s “Nonsolicitation and Noncompetition Covenant”):

(i)       solicit for a Competing Business any customer or account of the Joint that Executive had dealings with or supervisory responsibility for, or had access to Confidential Information relating to, during the 24-month period ending on the date of termination of Executive’s employment; or

(ii)       solicit for employment or hire away any employee of the Joint who was a full-time or part-time employee of the Joint at any time during the 12-month period ending on the date of termination of Executive’s employment, regardless of whether the employee is or was employed on an “at will” basis or pursuant to a written agreement; or

(iii)       directly or indirectly engage in, accept employment with, or have a financial or other interest in any Competing Business.

(b)       The duration of the Covenant Period shall be extended by a length of time equal to (i) the period during which Executive is in violation of Executive’s Nonsolicitation and Noncompetition Covenant and (ii) without duplication, any period during which litigation that the Joint institutes to enforce Executive’s Nonsolicitation and Noncompetition Covenant is pending (to the extent that Executive is in violation of Executive’s Nonsolicitation and Noncompetition Covenant during this period). In no event, however, shall any such extension of the Covenant Period exceed 18 months.

(c)       Executive’s Nonsolicitation and Noncompetition Covenant shall apply to Executive regardless of the capacity in which Executive is acting, that is, whether as an employee, sole proprietor, partner, joint venturer, limited liability company manager or member, shareholder, director, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor or in any other capacity or role.

(d)       Executive’s Nonsolicitation and Noncompetition Covenant shall not be violated, however, by reason of Executive’s ownership of less than 2% of the outstanding shares of any publicly-traded corporation or other entity.

9.       Enforcement.

(a)       Executive agrees that Executive’s violation of his Confidentiality Covenant or his Nonsolicitation and Noncompetition Covenant (Executive’s “Covenants”) would cause irreparable harm to the Joint for which money damages alone would be both difficult to determine and inadequate to compensate the Joint for its injury. Executive accordingly agrees that if Executive violates either of his Covenants, the Joint shall be entitled to obtain a temporary restraining order and a preliminary and permanent injunction to prevent Executive’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

(b)       This right to injunctive relief shall be in addition to any other remedies to which the Joint may be entitled. The prevailing party shall pay the other party’s reasonable attorneys’ fees and court costs in prosecuting or defending such lawsuit.

(c)       Executive agrees that if the court in which the Joint seeks injunctive relief, or otherwise seeks to enforce any provision of this Agreement, determines that either of Executive’s Covenants are too broad in scope or geographical area or too long in duration to be valid and enforceable, the scope, area or duration may be reduced to limits that the court considers reasonable and, as so reduced, the Executive’s Covenant may be enforced against Executive.

10.       Works. Executive acknowledges that all Works conceived of by Executive (either alone or with others) during Executive’s employment by the Joint shall be the Joint’s sole and exclusive property, and Executive irrevocably assigns to the Joint all of Executive’s rights, if any, in respect of any such Invention. This assignment shall not apply in respect of any Works for which no equipment, supplies, facilities or Confidential Information of the Joint was used and which was developed entirely on Executive’s own time, unless (i) the Works relates to the Joint’s business or its actual or demonstrably anticipated research or development or (ii) the Works result from any work performed for the Joint by Executive.

11.       Termination.

(a)       This Agreement shall terminate at any time prior to its expiration under Paragraph 3 upon the occurrence of any one of the following events:

(i)       upon Executive’s resignation as an employee, by notice to the Joint effective as of the date of Executive’s notice or any later date that the notice may specify (which notice may be waived in whole or in part in the Joint’s sole discretion); or

(ii)       upon the Joint’s termination of Executive’s employment for Cause, by notice to Executive effective as of the date of the Joint’s notice;

(iii)       upon Executive’s death; or

(iv)       upon Executive’s permanent disability (defined as any physical or mental disability of Executive rendering Executive unable to perform his duties hereunder for a period of at least 90 days or 120 days out of any twelve-month period, as determined by the Joint’s Board of Directors in consultation with a qualified physician or physicians selected by the Joint and reasonably acceptable to the Executive). The failure of Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by Executive to the determination of disability by the Joint.

(b)       Upon the cessation of Executive’s employment for any reason set out in Paragraph 11(a), the Joint shall pay Executive (or his estate) Executive’s accrued salary through his last day of active employment.

(c)       Upon the Joint’s termination of Executive’s employment for Cause, the Joint shall have no obligation to continue to pay Executive any base salary payments or bonus payments (except as provided in Paragraph 11(b)).

(d)       Upon the Joint’s termination of Executive’s employment without Cause, subject to the Joint and Executive entering into a separation agreement containing customary provisions, the Joint shall continue to pay Executive his then current base salary and earned bonus payments for a period of twelve months after the date of termination and shall pay Executive any bonus payments Executive shall have earned prior to the date of termination, and the Joint shall have no obligation to pay Executive any salary amounts accruing in periods following the date of Executive’s termination. In addition, the Joint shall provide Executive with the right to continue to participate in the Joint’s group health insurance program under COBRA continuation coverage during the statutory continuation period following the termination date, the first six months of which shall be paid by the Joint, and the balance by Executive.

(e)       In the event of a pending Change of Control (as defined herein) wherein the Joint and Executive have not received written notice at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change of Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the Change of Control date to assume and agree to perform all of the Company’s obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, the Joint shall continue to pay Executive his then current base salary payments for a period of twelve months after the date of the Change of Control and shall pay Executive any bonus payments Executive shall have earned prior to the date of Change of Control. In addition, the Joint shall provide Executive with the right to continue to participate in the Joint’s group health insurance program under COBRA continuation coverage during the statutory continuation period following the termination date, the first three months of which shall be paid by the Joint, and the balance by Executive.

12.       Notices. Any notice or demand under this Agreement shall be effective only if it is in writing and is delivered in person or sent by certified or registered mail or overnight courier service. Any notice to the Joint shall be delivered or sent to it at its principal offices, and any notice to Executive shall be sent to him at his home address as shown the Joint’s payroll records. A party may change his or its address for purposes of this Agreement by giving notice of the change to the other party in accordance with this Paragraph.

13.       Assignment. The Joint shall not assign this Agreement without Executive’s consent. To the extent permitted by law, Executive’s rights and benefits under this Agreement shall not be subject to voluntary or involuntary assignment or transfer.

14.       Amendment. No amendment of this Agreement shall be effective unless it is in writing, makes specific reference to this Agreement and is signed by both parties.

15.       Governing Law. This Agreement and any dispute arising from or in relation to this Agreement are governed by, and interpreted and enforced in accordance with, the laws of the State of Arizona.

16.       Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns. In witness, the parties have signed this Agreement.

The Joint Corp.

By	/s/ Richard A. Kerley	/s/ Peter Holt
	Name: Richard A. Kerley	Peter Holt
Title: Lead Director

Exhibit 1

Definitions

Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether proprietary or not-for-profit in nature.

Cause means any one or more of the following: (i) the commission of any crime involving dishonesty, breach of trust or physical harm to any person, (ii) willfully engaging in conduct that is in bad faith or injurious to the Joint or its business (including, for example, fraud or embezzlement) or (iii) gross misconduct.

Change of Control means an event or the last of a series of related events by which:

(1)       any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or

(2)       during any 24-month period beginning with the Effective Date hereof, a majority of the members of the Company’s Board of Directors ceases to consist of Qualifying Directors. A Director shall be considered a “Qualifying Director” if he or she falls into any one of the following five categories:

(A)       a Director at the beginning of the period (“continuing Directors”); or

(B)       a Director elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing Directors (an “appointed Director”); or

(C)       a Director elected to office after the start of the period by the Joint’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing and appointed Directors (an “elected Director”); or

(D)       a Director elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(E)       a Director elected to office after the start of the period by the Joint’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(3)       the Joint merges or consolidates with another corporation, and holders of outstanding shares of the Joint’s common stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in elections for Directors; or

(4)       the Joint sells all or a substantial portion of the consolidated assets of the Joint and its subsidiaries, and the Joint does not own stock in the purchaser having more than 51% of the voting power in elections for Directors.

As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

Competing Business means a Business that engages in the business of providing chiropractic services, directly or through related entities, including but not limited to franchise holders from or at any location in a Restricted Area.

Confidential Information means any information relating to the Joint or their business (regardless of who prepared the information), including: trade secrets; financial information and financial projections; marketing plans; vendor and customer information; sales and revenue information; product information; and technology and know-how.

The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Joint (provided, in case (ii), that the source of the information was not known to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality in respect of the information); or (iii) is communicated in response to a valid order by a court or other governmental body, as otherwise required by law, or as necessary to establish the rights of Executive under this Agreement, provided however that, if reasonably possible, Executive shall give the Joint written notice of such prior to any disclosure so that the Joint may seek a protective order or other similar remedy.

Person means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

Restricted Area means anywhere within a radius of 100 miles of any location from or at which the Joint directly, or indirectly through one or more subsidiaries or franchises, engaged in the business of providing chiropractic services on the date of termination of Employee’s employment.

Works means any invention, discovery, concept, idea, work of authorship, method, technique, process, formula or computer program, whether or not patentable, reduced to practice or copyrightable.

Initial Objectives and Responsibilities

Objectives:

•	Responsible for providing strategic leadership for the company by working with the Board and other management to establish long-range goals, strategies, plans and policies.
•	Partners with the Board and employees to develop and demonstrate the organizational Mission, Vision and Values.
o	The Joint will be the premier provider of chiropractic care
o	Continuing to grow organizational footprint through corporate and franchise strategy
o	The Joint will be the career path of choice for Chiropractors
o	The Joint will have a world class organization culture
o	The Joint will have a robust Regional Developer community
o	Continue to grow and develop our national marketing campaign
o	Continue to enhance our IT platform
o	Focus on drivers of financial performance to insure optimal corporate clinic results

Responsibilities/Reporting:

o	Overall organizational leadership of all functions, to include direct oversight of:

▪	Chief Financial Officer

▪	Vice President of Franchise Sales & Development

▪	Vice President of Marketing

▪	Vice President of Operations

▪	Human Resources Director

▪	Chiropractic & Compliance Officer